Exhibit 99.1

Regional Management Corp. Announces Fourth Quarter 2017 Results

- Net income of $10.9 million and diluted earnings per share of $0.92, including $0.30 net tax benefit related to Tax Cuts and Jobs Act and R&D tax credit -

- Eleventh consecutive quarter of double-digit total finance receivables growth -

- Fully converted branches to new loan system platform -

Greenville, South Carolina – February 13, 2018 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Highlights

•	Net income for the fourth quarter of 2017 was $10.9 million, an increase of 68.3% from the prior-year period. Diluted earnings per share for the fourth quarter of 2017 was $0.92, based on a diluted share count of 11.9 million. Net income and diluted earnings per share for the fourth quarter of 2017 included a non-cash net tax benefit of $3.1 million, or $0.27 per diluted share, related to accounting adjustments recorded as a result of the recently passed Tax Cuts and Jobs Act (“new Tax Act”) and a research and development tax credit of $0.4 million, or $0.03 per diluted share.

•	Total finance receivables as of December 31, 2017 were $817.5 million, an increase of 13.9%, or $99.7 million, from the prior year, and up 5.5%, or $42.6 million, sequentially.

•	Eleventh consecutive quarter that total finance receivables have grown at least 10% over the prior-year period.

•	Total core small and large loan receivables increased $129.2 million, or 21.8%, compared to the prior-year period, and $51.1 million, or 7.6%, sequentially.

•	Large loan finance receivables of $347.2 million increased $111.9 million, or 47.5%, from the prior-year period and now represent 42.5% of the total loan portfolio. Small loan finance receivables as of December 31, 2017 were $375.8 million, an increase of 4.8% over the prior-year period.

•	Total revenue for the fourth quarter of 2017 was $72.1 million, an $8.1 million, or 12.6%, increase from the prior-year period.

•	Sixth consecutive quarter of year-over-year double-digit revenue growth.

•	Interest and fee income increased 11.3%, driven by a 13.9% increase in receivables compared to the prior-year period.

•	Comparable overall yield on a year-over-year basis.

•	Provision for credit losses for the fourth quarter of 2017 was $19.5 million, comparable with the prior-year period. Net credit losses increased $0.7 million due to the temporary shift of $0.8 million in insurance claims, offset by a $0.7 million smaller build in the allowance for credit losses.

•	Annualized net credit losses as a percentage of finance receivables were 9.0%, a decrease from 9.8% in the prior-year period.

•	30+ day contractual delinquencies were 7.5% (0.2% of which was due to the hurricanes), a slight increase from 7.4% as of December 31, 2016 and up from 6.8% sequentially.

•	The Company successfully completed the conversion of all of its branches onto its new loan management platform in early 2018.

“We ended 2017 with a strong fourth quarter as our top line growth was driven once again by the continued growth of our core loan products,” said Peter R. Knitzer, President and Chief Executive Officer of Regional Management. “Total finance receivables, revenue, and net income (excluding tax benefits) all increased by double digits versus the fourth quarter of 2016. Importantly, we have successfully completed the system conversion of our entire branch network.”

“Over the past couple of years, we have made significant investments in our loan system, centralized collections, digital presence, and other initiatives in order to modernize our infrastructure,” continued Mr. Knitzer. “With much of the heavy lifting now completed, we enter 2018 focused on realizing the benefits of these investments to generate significant top- and bottom- line growth. During the year, we expect to continue to employ our hybrid approach to growth through further increasing our receivables per branch while reaccelerating our de novo branch expansion in the back half of the year. In addition, our enhanced credit tools already provide us with automated underwriting, and we will have new custom scorecards in place in the first half of the year. These credit enhancements, coupled with our robust centralized collections team, should help reduce net credit losses and allow our branch teams to focus more on sales and customer service. We are excited about the near- and long-term future of Regional Management, and will continue to focus on delivering long-term shareholder value.”

Fourth Quarter 2017 Results

Finance receivables outstanding at December 31, 2017 were $817.5 million, a 13.9% increase from $717.8 million in the prior year. Finance receivables increased from strong growth in both the core small and large loan portfolios.

For the fourth quarter ended December 31, 2017, the Company reported total revenue of $72.1 million, a 12.6% increase from $64.0 million in the prior-year period. Interest and fee income for the fourth quarter of 2017 was $66.4 million, an 11.3% increase from $59.7 million in the prior-year period, primarily due to an increase in the small and large loan portfolios compared to the prior-year period. Insurance income, net for the fourth quarter of 2017 was $3.1 million, a $1.5 million, or 95.9%, increase from the prior-year period. The change is inclusive of a $0.8 million, or 50.0%, increase from the prior-year period due to the transition in insurance carriers, causing some of the Company’s insurance claims to impact net credit losses instead of insurance income. This line swing had no impact on net income. Other income for the fourth quarter of 2017 was $2.7 million, a 5.1% decrease from the prior-year period.

The provision for credit losses in the fourth quarter of 2017 was $19.5 million, a slight increase compared to $19.4 million in the prior-year period. A $99.7 million increase in finance receivables and the temporary shift of $0.8 million in insurance claims expense was mostly offset by a $1.5 million build in the allowance for credit losses compared to a $2.2 million build in the fourth quarter of 2016.

Net credit losses were $18.0 million in the fourth quarter of 2017, an increase of $0.7 million over the prior-year period and consistent with portfolio growth. Net credit losses for the fourth quarter of 2017 included $0.8 million of losses attributable to the temporary shift of certain insurance claims expense into net credit losses during a transition in the Company’s insurance provider. Annualized net credit losses as a percentage of average finance receivables in the fourth quarter of 2017 were 9.0%, an improvement from 9.8% in the prior-year period.

General and administrative expenses for the fourth quarter of 2017 were $34.0 million, an increase of 18.0%, or $5.2 million, from the prior-year period. General and administrative expenses for the fourth quarter of 2017 included higher personnel costs from staffing increases in IT, centralized collections, and branches to support ongoing loan portfolio growth. Incentive expense, as well as amortization of capitalized costs for the new loan system, were also higher compared to the prior-year period. Sequentially, general and administrative expenses increased $0.2 million, or 0.5%, from the third quarter of 2017.

Interest expense was $6.8 million in the fourth quarter of 2017, compared to $5.3 million in the prior-year period. The increase in interest expense was due to higher long-term debt amounts outstanding from finance receivable growth, federal funds rate increases, larger unused lines of credit, and incremental debt issuance costs associated with upsizing the senior revolving credit facility and entering into the new warehouse credit facility. The Company’s diversified sources of funding continue to position it for long-term growth.

Income tax expense was $0.9 million in the fourth quarter of 2017, compared to $4.0 million in the prior-year period. The decrease in income tax expense was primarily due to a total non-operating benefit of $3.5 million, or $0.30 per diluted share, in the fourth quarter of 2017 related to the application of the lower federal corporate tax rate from the new Tax Act to the Company’s net deferred tax liabilities, as well as the impact of research and development tax credits.

Net income for the fourth quarter of 2017 was $10.9 million, an increase from $6.5 million in the prior-year period. Diluted earnings per share for the fourth quarter of 2017 was $0.92, an increase from $0.55 in the prior-year period. Non-operating income tax benefits contributed $0.30 per diluted share in the fourth quarter of 2017, and there were no comparable non-operating items in the fourth quarter of 2016.

Full Year 2017 Results

For the full year ended December 31, 2017, the Company reported total revenue of $272.5 million, a 13.3% increase from $240.5 million in the prior year. Interest and fee income for the full year ended December 31, 2017 was $249.0 million, a 12.7% increase from $221.0 million in the prior-year period, primarily due to an increase in the portfolios of both small and large installment loans compared to the prior year. Insurance income, net for the full year ended December 31, 2017 was $13.1 million, a 38.1% increase from the prior year, primarily attributable to the temporary shift of certain claims expense into provision for credit losses during the Company’s transition to a new insurance provider. This line swing had no impact on net income. Other income for the full year ended December 31, 2017 was $10.4 million, a 2.6% increase from the prior year.

The provision for credit losses for the full year ended December 31, 2017 was $77.3 million, compared to $63.0 million in the prior year. Net credit losses for the full year ended December 31, 2017 were $69.7 million, compared to $59.2 million in the prior year. Net credit losses for the full year 2017 included $4.4 million of losses attributable to the temporary shift of certain insurance claims expense into net credit losses during a transition in the Company’s insurance provider. Annualized net credit losses as a percentage of average finance receivables for the full year ended December 31, 2017 were 9.4% (inclusive of 0.6% attributable to a shift in insurance claims expense noted above), an increase from 9.0% in the prior year.

General and administrative expenses for the full year ended December 31, 2017 were $131.0 million, an increase of $12.3 million, or 10.4%, from the prior year. Included in the full year 2017 and 2016 results were $1.5 million and $1.6 million in loan system conversion costs, respectively. As a percentage of average net receivables, general and administrative expenses were 17.6%, down from 18.0% in the prior year.

Income tax expense for the full year ended December 31, 2017 was $10.3 million, a decrease of $4.6 million, or 31.0%, from the prior year. The decrease in income tax expense was primarily due to $3.5 million of non-operating income tax benefits in 2017.

Net income for the full year ended December 31, 2017 was $30.0 million, a 24.7% increase compared to net income of $24.0 million in the prior year. Diluted earnings per share for the full year ended December 31, 2017 was $2.54 compared to $1.99 in the prior year. The 2017 results included non-operating income tax benefits of $0.30 per diluted share, a $0.13 per diluted share tax benefit related to share-based compensation, and a bulk debt sale gain of $0.05 per diluted share. These benefits were partially offset by negative impacts of $0.18 per diluted share due to hurricanes and $0.02 per diluted share related to non-operating COO transition costs.

2018 De Novo Outlook

As of December 31, 2017, the Company’s branch network consisted of 342 locations. For the full year 2018, with the Company’s infrastructure build largely completed, the Company expects to return to a more historical level of de novo branch openings. As a result, the Company plans to open between 25 and 30 de novo branches during 2018, all of which should occur during the second half of 2018.

2018 Estimated Effective Tax Rate

As a result of the passage of the new Tax Act on December 22, 2017, the Company estimates that its effective combined federal and state income tax rate for 2018 will be approximately 25%.

Liquidity and Capital Resources

As of December 31, 2017, the Company had finance receivables of $817.5 million and outstanding long-term debt of $571.5 million (consisting of $452.1 million of long-term debt on its $638.0 million senior revolving credit facility, $66.1 million of long-term debt on its $125.0 million revolving warehouse credit facility, and $53.4 million of long-term debt on its $75.7 million amortizing loan).

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional Management’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Tuesday, February 20, 2018, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 10004186. A webcast replay of the call will be available at http://www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-

looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the impact of changes in tax laws, guidance, and interpretations, including related to certain provisions of the Tax Cuts and Jobs Act; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia, and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	4Q 17	4Q 16	$	%	YTD 17	YTD 16	$	%
Revenue
Interest and fee income	$66,377	$59,654	$6,723	11.3%	$249,034	$220,963	$28,071	12.7%
Insurance income, net	3,076	1,570	1,506	95.9%	13,061	9,456	3,605	38.1%
Other income	2,654	2,797	(143)	(5.1)%	10,364	10,099	265	2.6%

Total revenue	72,107	64,021	8,086	12.6%	272,459	240,518	31,941	13.3%

Expenses
Provision for credit losses	19,464	19,427	(37)	(0.2)%	77,339	63,014	(14,325)	(22.7)%
Personnel	19,903	16,998	(2,905)	(17.1)%	75,992	68,979	(7,013)	(10.2)%
Occupancy	5,346	5,251	(95)	(1.8)%	21,530	20,059	(1,471)	(7.3)%
Marketing	1,841	1,474	(367)	(24.9)%	7,128	6,837	(291)	(4.3)%
Other	6,929	5,103	(1,826)	(35.8)%	26,305	22,757	(3,548)	(15.6)%

Total general and administrative	34,019	28,826	(5,193)	(18.0)%	130,955	118,632	(12,323)	(10.4)%
Interest expense	6,816	5,287	(1,529)	(28.9)%	23,908	19,924	(3,984)	(20.0)%

Income before income taxes	11,808	10,481	1,327	12.7%	40,257	38,948	1,309	3.4%
Income taxes	923	4,014	3,091	77.0%	10,294	14,917	4,623	31.0%

Net income	$10,885	$6,467	$4,418	68.3%	$29,963	$24,031	$5,932	24.7%

Net income per common share:
Basic	$0.94	$0.57	$0.37	64.9%	$2.59	$2.03	$0.56	27.6%

Diluted	$0.92	$0.55	$0.37	67.3%	$2.54	$1.99	$0.55	27.6%

Weighted-average shares outstanding:
Basic	11,592	11,408	(184)	(1.6)%	11,551	11,824	273	2.3%

Diluted	11,875	11,763	(112)	(1.0)%	11,783	12,085	302	2.5%

Return on average assets (annualized)	5.4%	3.7%			4.0%	3.7%

Return on average equity (annualized)	18.7%	12.7%			13.5%	12.0%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	4Q 17	4Q 16	$	%
Assets
Cash	$5,230	$4,446	$784	17.6%
Gross finance receivables	1,066,650	916,954	149,696	16.3%
Unearned finance charges and insurance premiums	(249,187)	(199,179)	(50,008)	(25.1)%

Finance receivables	817,463	717,775	99,688	13.9%
Allowance for credit losses	(48,910)	(41,250)	(7,660)	(18.6)%

Net finance receivables	768,553	676,525	92,028	13.6%
Restricted cash	16,787	8,297	8,490	102.3%
Property and equipment	12,294	11,693	601	5.1%
Intangible assets	10,607	6,448	4,159	64.5%
Deferred tax asset	—	33	(33)	(100.0)%
Other assets	16,012	4,782	11,230	234.8%

Total assets	$829,483	$712,224	$117,259	16.5%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$571,496	$491,678	$79,818	16.2%
Unamortized debt issuance costs	(4,950)	(2,152)	(2,798)	(130.0)%

Net long-term debt	566,546	489,526	77,020	15.7%
Accounts payable and accrued expenses	18,565	15,223	3,342	22.0%
Deferred tax liability	4,961	—	4,961	100.0%

Total liabilities	590,072	504,749	85,323	16.9%
Commitments and Contingencies
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, no shares issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 13,205 shares issued and 11,659 shares outstanding at December 31, 2017 and 12,996 shares issued and 11,450 shares outstanding at December 31, 2016)	1,321	1,300	21	1.6%
Additional paid-in-capital	94,384	92,432	1,952	2.1%
Retained earnings	168,752	138,789	29,963	21.6%
Treasury stock (1,546 shares at December 31, 2017 and 2016)	(25,046)	(25,046)	—	0.0%

Total stockholders’ equity	239,411	207,475	31,936	15.4%

Total liabilities and stockholders’ equity	$829,483	$712,224	$117,259	16.5%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Averages and Yields
	4Q 17		3Q 17		4Q 16
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$369,241	41.5%	$358,380	42.7%	$354,276	42.6%
Large loans	328,759	29.1%	288,684	29.0%	225,786	29.0%
Automobile loans	66,664	15.6%	75,984	16.2%	93,866	17.0%
Retail loans	32,243	19.9%	30,788	17.8%	33,013	19.0%

Total interest and fee yield	$796,907	33.3%	$753,836	33.8%	$706,941	33.8%

Total revenue yield	$796,907	36.2%	$753,836	36.7%	$706,941	36.2%

	Components of Increase in Interest and Fee Income 4Q 17 Compared to 4Q 16 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$1,594	$(1,011)	$(42)	$541
Large loans	7,457	54	25	7,536
Automobile loans	(1,159)	(333)	97	(1,395)
Retail loans	(36)	79	(2)	41
Product mix	(264)	440	(176)	—

Total increase in interest and fee income	$7,592	$(771)	$(98)	$6,723

	Net Loans Originated (1)
	4Q 17	3Q 17	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 16	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$149,299	$148,820	$479	0.3%	$152,868	$(3,569)	(2.3)%
Large loans	106,680	105,460	1,220	1.2%	67,273	39,407	58.6%
Automobile loans	1,927	3,787	(1,860)	(49.1)%	8,099	(6,172)	(76.2)%
Retail loans	8,363	7,905	458	5.8%	8,043	320	4.0%

Total net loans originated	$266,269	$265,972	$297	0.1%	$236,283	$29,986	12.7%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	4Q 17	3Q 17	4Q 16
Net credit losses	$17,954	$14,752	$17,277
Percentage of average finance receivables (annualized)	9.0%	7.8%	9.8%
Provision for credit losses (1)	$19,464	$20,152	$19,427
Percentage of average finance receivables (annualized)	9.8%	10.7%	11.0%
Percentage of total revenue	27.0%	29.1%	30.3%
General and administrative expenses	$34,019	$33,840	$28,826
Percentage of average finance receivables (annualized)	17.1%	18.0%	16.3%
Percentage of total revenue	47.2%	48.9%	45.0%
Same store results:
Finance receivables at period-end	$806,921	$768,794	$697,004
Finance receivable growth rate	12.7%	10.4%	11.0%
Number of branches in calculation	331	333	321

(1)	3Q 17 includes $3,000 for incremental hurricane allowance for credit losses

	Finance Receivables by Product
	4Q 17	3Q 17	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 16	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$375,772	$363,262	$12,510	3.4%	$358,471	$17,301	4.8%
Large loans	347,218	308,642	38,576	12.5%	235,349	111,869	47.5%

Total core loans	722,990	671,904	51,086	7.6%	593,820	129,170	21.8%
Automobile loans	61,423	71,666	(10,243)	(14.3)%	90,432	(29,009)	(32.1)%
Retail loans	33,050	31,286	1,764	5.6%	33,523	(473)	(1.4)%

Total finance receivables	$817,463	$774,856	$42,607	5.5%	$717,775	$99,688	13.9%

Number of branches at period end	342	344	(2)	(0.6)%	339	3	0.9%
Average finance receivables per branch	$2,390	$2,252	$138	6.1%	$2,117	$273	12.9%

	Contractual Delinquency by Aging
	4Q 17		3Q 17		4Q 16
Allowance for credit losses (1)	$48,910	6.0%	$47,400	6.1%	$41,250	5.7%
Current	669,451	81.9%	638,696	82.5%	587,202	81.9%
1 to 29 days past due	86,533	10.6%	83,230	10.7%	77,106	10.7%

Delinquent accounts:
30 to 59 days	18,728	2.2%	18,621	2.4%	16,727	2.3%
60 to 89 days	15,297	1.9%	11,631	1.5%	11,641	1.6%
90 to 119 days	11,339	1.4%	9,653	1.2%	10,021	1.4%
120 to 149 days	8,865	1.1%	6,799	0.9%	8,205	1.1%
150 to 179 days	7,250	0.9%	6,226	0.8%	6,873	1.0%

Total contractual delinquency (2)	$61,479	7.5%	$52,930	6.8%	$53,467	7.4%

Total finance receivables	$817,463	100.0%	$774,856	100.0%	$717,775	100.0%

1 day and over past due	$148,012	18.1%	$136,160	17.5%	$130,573	18.1%

	Contractual Delinquency by Product
	4Q 17		3Q 17		4Q 16
Small loans	$35,246	9.4%	$30,328	8.3%	$32,955	9.2%
Large loans	18,540	5.3%	15,578	5.0%	12,114	5.1%
Automobile loans	4,896	8.0%	5,280	7.4%	6,300	7.0%
Retail loans	2,797	8.5%	1,744	5.6%	2,098	6.3%

Total contractual delinquency (2)	$61,479	7.5%	$52,930	6.8%	$53,467	7.4%

(1)	Includes incremental hurricane allowance for credit losses of $2,760 and $3,000 for 4Q 17 and 3Q 17, respectively.
(2)	4Q 17 delinquency impacted 0.2% by the hurricane-affected branches.

	Quarterly Trend
	4Q 16	1Q 17	2Q 17	3Q 17	4Q 17	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$59,654	$59,255	$59,787	$63,615	$66,377	$2,762	$6,723
Insurance income, net	1,570	3,805	3,085	3,095	3,076	(19)	1,506
Other income	2,797	2,760	2,466	2,484	2,654	170	(143)

Total revenue	64,021	65,820	65,338	69,194	72,107	2,913	8,086

Expenses
Provision for credit losses	19,427	19,134	18,589	20,152	19,464	688	(37)
Personnel	16,998	18,168	18,387	19,534	19,903	(369)	(2,905)
Occupancy	5,251	5,285	5,419	5,480	5,346	134	(95)
Marketing	1,474	1,205	1,779	2,303	1,841	462	(367)
Other	5,103	6,796	6,057	6,523	6,929	(406)	(1,826)

Total general and administrative	28,826	31,454	31,642	33,840	34,019	(179)	(5,193)
Interest expense	5,287	5,213	5,221	6,658	6,816	(158)	(1,529)

Income before income taxes	10,481	10,019	9,886	8,544	11,808	3,264	1,327
Income taxes	4,014	2,385	3,751	3,235	923	2,312	3,091

Net income	$6,467	$7,634	$6,135	$5,309	$10,885	$5,576	$4,418

Net income per common share:
Basic	$0.57	$0.66	$0.53	$0.46	$0.94	$0.48	$0.37

Diluted	$0.55	$0.65	$0.52	$0.45	$0.92	$0.47	$0.37

Weighted-average shares outstanding:
Basic	11,408	11,494	11,554	11,563	11,592	(29)	(184)

Diluted	11,763	11,715	11,730	11,812	11,875	(63)	(112)

Net interest margin	$58,734	$60,607	$60,117	$62,536	$65,291	$2,755	$6,557

Net credit margin	$39,307	$41,473	$41,528	$42,384	$45,827	$3,443	$6,520

	4Q 16	1Q 17	2Q 17	3Q 17	4Q 17	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$712,224	$690,432	$727,533	$779,850	$829,483	$49,633	$117,259

Finance receivables	$717,775	$695,004	$726,767	$774,856	$817,463	$42,607	$99,688

Allowance for credit losses	$41,250	$41,000	$42,000	$47,400	$48,910	$1,510	$7,660

Long-term debt	$491,678	$462,994	$497,049	$538,351	$571,496	$33,145	$79,818

	General & Administrative Expenses Trend
	4Q 16	1Q 17	2Q 17	3Q 17	4Q 17	QoQ $ B(W)	YoY $ B(W)
Legacy operations expenses	$19,238	$20,583	$19,413	$20,856	$21,338	$(482)	$(2,100)
2017 new branch expenses	—	190	294	411	377	34	(377)

Total operations expenses	19,238	20,773	19,707	21,267	21,715	(448)	(2,477)
Marketing expenses	1,474	1,205	1,779	2,303	1,841	462	(367)
Home office expenses	8,114	9,476	10,156	10,270	10,463	(193)	(2,349)

Total G&A expenses	$28,826	$31,454	$31,642	$33,840	$34,019	$(179)	$(5,193)

	Averages and Yields
	YTD 17		YTD 16
	Average Finance Receivables	Average Yield	Average Finance Receivables	Average Yield
Small loans	$355,826	42.2%	$334,152	42.5%
Large loans	278,397	28.8%	190,855	28.8%
Automobile loans	78,317	16.3%	102,023	17.7%
Retail loans	31,660	18.8%	30,321	19.2%

Total interest and fee yield	$744,200	33.5%	$657,351	33.6%

Total revenue yield	$744,200	36.6%	$657,351	36.6%

	Components of Increase in Interest and Fee Income YTD 17 Compared to YTD 16 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$9,215	$(1,165)	$(75)	$7,975
Large loans	25,220	54	24	25,298
Automobile loans	(4,205)	(1,480)	344	(5,341)
Retail loans	257	(113)	(5)	139
Product mix	(1,293)	1,712	(419)	—

Total increase in interest and fee income	$29,194	$(992)	$(131)	$28,071

	Net Loans Originated (1)
	YTD 17	YTD 16	YTD $ Inc (Dec)	YTD% Inc (Dec)
Small loans	$573,858	$580,936	$(7,078)	(1.2)%
Large loans	355,931	250,862	105,069	41.9%
Automobile loans	20,331	37,038	(16,707)	(45.1)%
Retail loans	28,885	34,629	(5,744)	(16.6)%

Total net loans originated	$979,005	$903,465	$75,540	8.4%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	YTD 17	YTD 16
Net credit losses	$69,679	$59,216
Percentage of average finance receivables	9.4%	9.0%
Provision for credit losses (1)	$77,339	$63,014
Percentage of average finance receivables	10.4%	9.6%
Percentage of total revenue	28.4%	26.2%
General and administrative expenses	$130,955	$118,632
Percentage of average finance receivables	17.6%	18.0%
Percentage of total revenue	48.1%	49.3%

(1)	YTD 17 includes $3,000 for incremental hurricane allowance for credit losses